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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Gart Sports Company:

We consent to incorporation by reference in registration statement Nos. 333-43997 and 333-87013 on Form S-8 of Gart Sports Company of our report dated March 14, 2000, with respect to the consolidated balance sheet of Gart Sports Company and subsidiaries as of January 29, 2000 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the 52 weeks ended January 29, 2000 and January 30, 1999, which report appears in the February 3, 2001, annual report on Form 10-K of Gart Sports Company.


KPMG LLP


Denver, Colorado
April 9, 2001